Filed Pursuant to Rule 424(b)(5)
Registration No.: 333-237664

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common stock, $0.01 par value each			$$75,000,000	$9,735

(1)

Calculated in accordance with Rule 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-237664) in accordance with Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

(to Prospectus dated April 14, 2020)

Dave & Buster’s Entertainment, Inc.

Up to $75,000,000

Common Stock

We have entered into an Open Market Sale AgreementSM, or the Sales Agreement, with Jefferies LLC, or Jefferies, relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $75,000,000 from time to time through Jefferies, acting as our sales agent.

Our common stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “PLAY”. On April 13, 2020, the last reported sale price of our common stock on Nasdaq was $13.79 per share.

Sales of shares of our common stock, if any, under this prospectus supplement may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Jefferies is not required to sell any specific amount of shares of our common stock, but will act as our sales agent and use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on agreed terms between Jefferies and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Jefferies will receive from us a commission equal to 3.0% of the gross proceeds of any shares of common stock sold through it under the Sales Agreement. In connection with the sale of shares of our common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Jefferies with respect to certain liabilities, including liabilities under the Securities Act.

As of April 13, 2020, the aggregate market value of our outstanding shares of common stock held by non-affiliates, or the public float, was approximately $417,202,591, which was calculated based on 30,253,995 shares of outstanding common stock held by non-affiliates and on a price per share of $13.79, the last reported sale price of the Company’s common stock on Nasdaq on April 13, 2020.

An investment in our securities involves a high degree of risk. Please read “Risk Factors” on page S-7 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is April 14, 2020

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to the offering of shares of our common stock. Before buying any of the shares of common stock that we are offering, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectuses we may provide to you in connection with this offering. We have not, and Jefferies has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Jefferies is not, making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Furthermore, you should not consider this prospectus supplement and the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus prepared by or on behalf of us that we may authorize for use in connection with this offering, in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “we,” “us,” “our” or similar terms, as well as references to the “Company,” refer to Dave & Buster’s Entertainment, Inc., a Delaware corporation, and its consolidated subsidiaries.

UPDATE ON LIQUIDITY AND MANAGEMENT ACTIONS

During March 2020, the World Health Organization declared a global pandemic related to the rapidly growing outbreak of a novel strain of coronavirus. The COVID-19 pandemic has significantly impacted economic conditions in the United States. In the interest of public health and safety, jurisdictions (national, state and local) where our stores are located required mandatory store closures or capacity limitations or other restrictions for those that continued to operate.

As of March 20, 2020, all of our 137 operating stores were temporarily closed (including our one new store that opened on March 16, 2020). As a result of these developments, we have experienced a material adverse impact on our revenues, results of operations and cash flows. The situation is rapidly changing and additional impacts to the business may arise that we are not aware of currently. We included a statement regarding a substantial doubt about our company’s ability to continue as a going concern in the financial statements in our Annual Report on Form 10-K for the fiscal year ended February 2, 2020, or our 2019 Annual Report. See the risks factors in our 2019 Annual Report, including without limitation the risk factors entitled “COVID-19 has had an adverse effect that is material on our business and may continue to do so,” “As a result of the impact of the COVID-19 pandemic, our financial statements contain a statement regarding a substantial doubt about the Company’s ability to continue as a going concern” and “Changes in consumer preferences and buying patterns could negatively affect our results of operations.”

Management Actions

In response to the temporary store shutdown, management undertook a series of actions, including principally among others:

Balance sheet. We are leveraging our balance sheet and drew substantially all of our $500 million revolving credit facility to increase our cash position and help preserve our financial flexibility. As of March 31, 2020, our cash on hand was approximately $99.6 million and our funded debt was $752.5 million.

Capital spending. We halted new store construction and reduced 2020 new store openings to one (opened in March). We also reduced capital expenditures for store remodeling, IT upgrades, game upgrades and store maintenance. We eliminated a planned corporate office relocation.

Dividends and share buybacks. We suspended the dividend and have no plans for share buybacks in the foreseeable future, having last bought shares in September 2019.

Expense Reductions. We furloughed nearly all of our workforce except a small team of essential personnel, and reduced pay and benefits for our remaining corporate employees. We reduced or eliminated certain management bonuses, significantly reduced our marketing spend and reduced store operating and general and administrative expenses. We are prioritizing payments to mission critical vendors and deferring all non-essential payables.

As a result of these actions, we have reduced our cash-burn from store and corporate expenses (excluding rent expenses) to approximately $3.2 million per week. In addition, our average weekly debt service cost is $0.7 million. We have also stopped virtually all capital projects and are aggressively managing our payables and rent payments to limit further cash outlays and manage our working capital deficit.

We have begun discussions with our landlords to reduce or defer our rent payments, and in the meantime, beginning in April 2020, we started deferring the payment of rent and occupancy payments of approximately

$3.3 million per week while our stores remain closed. We are also in discussions with vendors to extend payment terms. We are unable to predict the outcome of these discussions and the extent to which we will be able to negotiate to reduce or defer rent and extend vendor payment terms. With rent payments being delayed, landlords may terminate our leases or could take other actions that restrict our ability to access or reopen our stores in a timely manner.

Based on our current level of cash on hand, we believe that, through the end of June 2020, we will have sufficient cash resources to pay forecasted cash outlays. This assumes we are able to maintain extended vendor payment terms and continue to defer our rent while our stores remain closed, resulting in an increase in our net working capital deficit.

We also believe we will have sufficient cash resources to pay forecasted cash outlays through at least October 2020, even in the unlikely event that our stores are required to remain closed through that time period. This assumes we are able to raise gross proceeds of $75 million through sales of shares of our common stock in this offering and are able to continue to defer our rent while our stores remain closed. Our model also assumes we are able to continue to successfully manage our working capital deficit by managing the timing of payments to our vendors. Finally, our model also assumes that we receive approximately $10 million in tax relief under the federal government’s CARES Act stimulus program, and that we will receive $10 million in connection with the application we have filed for a Payroll Protection Program loan. Our model does not assume we will receive other federal stimulus relief for which we may be eligible, such as loans under the recently announced Main Street Lending Program, although we plan to seek such relief based on our current understanding of the qualifications of that program.

Despite our modelling, we cannot predict whether, when or the manner in which the effects of COVID-19 will change, including when the relevant restrictions on mobility and assembly will be lifted, when our stores will reopen, staffing levels for reopened stores and customer re-engagement with our brand. Moreover, there is no assurance we will obtain the necessary proceeds from this offering, or as to the outcome of negotiations with our landlords and vendors, or as to the extent of the proceeds and tax relief available to us through Federal government stimulus programs. The ultimate impact on our liquidity of our various management actions and our assumptions is impossible to predict and subject to change. A more prolonged crisis will place far greater strains on our liquidity.

Amendments to our Credit Facility

On April 14, 2020 (the Effective Date”), our lenders under our 2017 Amended and Restated Credit Agreement agreed to certain amendments (the “Amendments”), including among others, that from the Effective Date until the date our financial statements are required to be delivered for the fiscal quarter ending January 31, 2021 (the “Suspension Period”),

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the total leverage ratio and the fixed charge coverage ratio will not be tested, and instead will again be tested first as of the last day of, and for the period of four consecutive fiscal quarters ending on, our fiscal quarter ending January 31, 2021 (at the existing levels of 3.50:1.00 and 1.25:1.00);

•	minimum liquidity of $30 million is to be maintained, which is to include unrestricted cash and cash equivalents;

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13-week cash flow information is to be reported on a bi-weekly basis, commencing April 17, 2020, including any case tabular presentation for the pertinent periods of projected and actual cash flows and variance between the same;

•	for purposes of certain elements of the definition of “Material Adverse Effect,” the impact of the COVID-19 Pandemic (as defined) on us will be disregarded;

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statutory and common law landlord liens attributable to the failure to pay rent under store and office leases and up to $25.0 million of expenses in connection with uncompleted new store construction and refurbishment expenses will be disregarded for purposes of determining whether an event of default has occurred; and

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indebtedness of up to $150.0 million will be permitted if incurred by us as either a new tranche of first lien pari passu term loans under the Main Street New Loan Facility and/or Main Street Expanded Loan Facility, in each case, on terms reasonably acceptable to the majority lenders under our 2017 Amended and Restated Credit Agreement, or junior lien or unsecured debt, subject to certain parameters.

In connection with the Amendments, we have agreed, during the Suspension Period, to use commercially reasonable efforts to consummate this offering within 60 days of the Effective Date to raise aggregate net cash proceeds of up to $75 million. In addition, during the Suspension Period, and thereafter until such time as we are in compliance with our total leverage ratio and fixed charge coverage ratio, exceptions to a number of covenants (including incurrence of debt, limitation on liens, limitation on restricted payments, junior debt repayments, and limitation on sale/leasebacks, among others) will be unavailable to us. We have agreed to pay the lenders a fee of 0.25 basis points of the aggregate amount of the loans, payable on the earlier to occur of: August 17, 2022, the date the revolving credit commitments are terminated or the term loans become due and payable (including in either case as a result of an event of default), the date the term loans outstanding on the Effective Date are paid in full, the date the revolving credit commitments outstanding on the Effective Date are terminated, or the date the term loans are refinanced or the revolving credit commitments are extended.

Our ability to meet our total leverage ratio and fixed charge coverage ratio covenants when they again are tested will be a function, in large part, of when our stores reopen and the level of customer re-engagement when our stores reopen, as well as our ability to obtain further relief from our lenders in respect of these covenants prior to the time they again are tested.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our shares of common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, including the “Risk Factors” section contained in this prospectus supplement and the other documents incorporated by reference into this prospectus supplement.

Overview

We are a leading owner and operator of high-volume entertainment and dining venues (“stores”) that operate under the name “Dave & Buster’s.” We offer our customers the opportunity to “Eat Drink Play and Watch” all in one location. We provide our guests the most social, shareable fun, with high-quality food and beverages as well as interactive entertainment options for adults and families to enjoy together. We opened the first Dave & Buster’s store in Dallas, Texas in 1982, and we own and operate 137 stores located in 39 states, Puerto Rico and one Canadian province. Our common stock is admitted to trading on Nasdaq. Our common stock trades under the ticker symbol “PLAY” on Nasdaq. Our principal executive offices are located at 2481 Mañana Drive, Dallas, Texas 75220. The telephone number of our principal executive offices is (214) 357-9588.

For additional information about us, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus supplement and the accompanying prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $75,000,000.

Common stock to be outstanding after this offering	Up to 36,045,564 shares of common stock, assuming sales of 5,438,724 shares of our common stock in this offering at an offering price of $13.79 per share, which was the last reported sale price of our common stock on Nasdaq on April 13, 2020. The actual number of shares issued will vary depending on the prices at which shares of common stock are sold in this offering.

Plan of Distribution	“At the market offering” that may be made from time to time through our sales agent, Jefferies. See the section entitled “Plan of Distribution” on page S-12 of this prospectus supplement.

We intend to use the net proceeds from the sale of shares of our common stock to strengthen our balance sheet, principally as necessitated by the effects of COVID-19 on our business, operations, results of operations, financial condition, cash flows and liquidity (the “COVID-19 Effects”), as described in the accompanying prospectus, which could include use for general corporate purposes. We retain broad discretion over the use of the net proceeds from the sale of shares of common stock offered hereby.

Risk Factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 5 of the accompanying prospectus and in the documents incorporated by reference herein and therein for a discussion of factors you should consider carefully before investing in our common stock.

Nasdaq Global Select Market Symbol	“PLAY”

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risk factors described below and in the accompanying prospectus and the risk factors discussed in the sections entitled “Risk Factors” contained in our 2019 Annual Report and our other filings with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus, together with all of the other information contained in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We intend to use the net proceeds from the sale of shares of our common stock in this offering to strengthen our balance sheet, principally as necessitated by the COVID-19 Effects, as described in the accompanying prospectus, which could include use for general corporate purposes. We retain broad discretion over the use of the net proceeds from the sale of shares of common stock (particularly due to the significant uncertainties we face as a result of the COVID-19 Effects and the related impacts on our liquidity) and, accordingly, you will need to rely upon the judgment of our management with respect to the use of proceeds, potentially with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase in the offering. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to you.

The offering price per share in this offering may exceed the pro forma net tangible book value per share of our common stock outstanding as of February 2, 2020. Assuming that an aggregate of 5,438,724 shares of our common stock are sold at a price of $13.79 per share, the last reported sale price of our common stock on Nasdaq on April 13, 2020, for aggregate gross proceeds of approximately $75,000,000, and after deducting commissions and estimated aggregate offering expenses payable by us, you will experience immediate dilution of $17.04 per share, representing the difference between our pro forma as adjusted net tangible book value per share as of February 2, 2020 after giving effect to this offering and the assumed offering price. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. In addition, to the extent we need to raise additional capital in the future and we issue additional shares of common stock or securities convertible or exchangeable for our common stock, our then existing stockholders may experience dilution. The exercise of outstanding stock options granted under our 2014 Stock Incentive Plan, or the Plan, could result in further dilution of your investment. Due to recent volatility in our share price, we may soon deplete the shares available for issuance under the Plan sooner than anticipated, and may seek authorization at our upcoming stockholders meeting to amend the Plan to authorize additional shares to continue to fund grants under the Plan.

The sale of our common stock in this offering and any future sales of our common stock may depress our stock price and our ability to raise fund in new stock offerings.

We may issue common stock from time to time in connection with this offering. This issuance from time to time of these new shares of our common stock, or our ability to issue these shares of common stock in this offering, could result in resales of our common stock by our current stockholders concerned about the potential dilution of their holdings. In addition, sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all. We cannot predict the number of these shares that might be resold nor the effect that future sales of our shares of common stock would have on the market price of our shares of common stock.

We plan to sell shares of our common stock in “at-the-market offerings” and investors who buy shares of our common stock at different times will likely pay different prices.

Investors who purchase shares of our common stock in this offering at different times will likely pay different prices and may experience different outcomes in their investment results. We will have discretion, subject to the effect of market conditions, to vary the timing, prices, and numbers of shares sold in this offering. Investors may experience a decline in the value of their shares of our common stock. The trading price of our common stock has, due to the COVID-19 Effects, been volatile and subject to wide fluctuations. Many factors could have an impact on the market price of our common stock, including the factors described above and in the accompanying prospectus and those disclosed under “Risk Factors” in our 2019 Annual Report.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

As a result of the COVID-19 Effects, we have suspended the payment of dividends for the foreseeable future. Moreover, to the extent that we seek and obtain loans under facilities made available under stimulus legislation, we may be required to continue to suspend the payment of dividends during the period any such loans are outstanding and typically for 12 months thereafter (depending on the terms of the facility).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contains or incorporates by reference “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, or the Forward-Looking Statements Safe Harbor, as codified in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts are statements that could be deemed forward-looking. We have tried, whenever possible, to identify these statements by using words such as “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” or words of similar meaning, or future or conditional verbs, such as “may,” “will,” “should,” “could,” “aims,” “intends” or “projects,” and similar expressions, whether in the negative or the affirmative.

These forward-looking statements reflect management’s beliefs and assumptions, are all based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risk and uncertainties discussed in this prospectus supplement, in the accompanying prospectus, in our 2019 Annual Report and in any other documents incorporated by reference herein or therein. In addition, these forward-looking statements involve risks and uncertainties and, consequently, could be affected by:

•	the uncertain and unprecedented impact of the coronavirus and the disease it causes (COVID-19) on our business and operations and the related impact on our liquidity needs;

•	our ability to continue as a going concern;

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our ability to obtain additional waivers or amendments, and thereafter continue to satisfy covenant requirements (even as they may be amended), under our credit facility and derivative contract payables;

•	our ability to access other funding sources;

•	the duration of government-mandated and voluntary shutdowns;

•	the speed with which our stores safely can be reopened and the level of customer demand following reopening;

•	the economic impact of COVID-19 and related disruptions on the communities we serve;

•	our overall level of indebtedness;

•	general business and economic conditions, including as a result of COVID-19;

•	the impact of competition;

•	the seasonality of our business;

•	adverse weather conditions;

•	future commodity prices;

•	guest and employee complaints and litigation;

•	fuel and utility costs;

•	labor costs and availability;

•	changes in consumer and corporate spending, including as a result of COVID-19;

•	changes in demographic trends;

•	changes in governmental regulations;

•	unfavorable publicity;

•	our ability to open new stores; and

•	acts of God.

We are including this cautionary note to make applicable, and take advantage of, the safe harbor provisions of the Forward-Looking Statements Safe Harbor.

We historically have operated in a continually changing business environment. The country and both the global economy generally and, for our purposes, the U.S. economy face profound dislocations and unprecedented uncertainty as a result of COVID-19. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements.

We believe that the expectations reflected in the forward-looking statements contained in this prospectus or in any prospectus supplement, or incorporated herein or therein by reference, are based upon reasonable assumptions at the time made. However, given the risks and uncertainties, you should not rely on any forward-looking statements as a prediction of actual results, developments or other outcomes. You should read these forward-looking statements with the understanding that we may be unable to achieve projected results, developments or other outcomes and that actual results, developments or other outcomes may be materially different from what we expect. You are cautioned not to place undue reliance on these forward-looking statements.

We intend these forward-looking statements to speak only as of the time they are made. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we do not undertake, and expressly disclaim any obligation, to disseminate, after the date hereof, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate gross sales proceeds of up to $75,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We intend to use the net proceeds from the sale of shares of our common stock to strengthen our balance sheet, principally as necessitated by the COVID-19 Effects, as described in the accompanying prospectus, which could include use for general corporate purposes. We retain broad discretion over the use of the net proceeds from the sale of the shares of common stock offered hereby.

The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital, which will largely be dictated by the COVID-19 Effects and by related developments over which we have little or no control. As of the date of this prospectus supplement, we cannot specify with certainty the particular uses for the net proceeds that we will have from the sale of the shares of our common stock. See “Risk Factors — We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.” Pending the use of the net proceeds from this offering, if any, we may invest the net proceeds in investment grade, short-term interest-bearing obligations, such as money-market funds, certificates of deposit, or direct or guaranteed obligations of the United States government, or hold the net proceeds as cash.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of February 2, 2020.

Our historical net tangible book value at February 2, 2020 was $(189,433,000) or approximately $(6.19) per share of our common stock. After giving effect to the sale of our common stock in the aggregate amount of $75,000,000 in this offering, at an assumed offering price of $13.79 per share, the last reported sale price of our common stock on Nasdaq on April 13, 2020, and after deducting estimated offering expenses and commissions payable by us, our adjusted net tangible book value as of February 2, 2020 would have been approximately $(117,183,000), or approximately $(3.25) per share of our common stock. This represents an immediate increase in the net tangible book value of $2.94 per share of our common stock to our existing stockholders and an immediate dilution in net tangible book value of approximately $17.04 per share of our common stock to new investors. The following table illustrates per share dilution:

Assumed public offering price per share	$13.79
Net tangible book value per share as of February 2, 2020	$(6.19)
Increase in net tangible book value per share attributable to this offering	$2.94
Adjusted net tangible book value per share as of February 2, 2020, after giving effect to this offering	$(3.25)
Dilution per share to new investors purchasing shares in this offering	$17.04

The table above assumes for illustrative purposes that an aggregate of 5,438,724 shares of our common stock are sold at a price of $13.79 per share, the last reported sale price of our common stock on Nasdaq on April 13, 2020, for aggregate gross proceeds of $75,000,000. The shares sold in this offering, if any, will be sold from time to time at various prices.

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An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $13.79 per share shown in the table above, assuming all of our common stock in the aggregate amount of $75,000,000 is sold at that price, would increase our adjusted net tangible book value per share after the offering to $(3.28) per share and would increase the dilution in net tangible book value per share to new investors in this offering to $18.07 per share, after deducting estimated offering expenses and commissions payable by us.

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A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $13.79 per share shown in the table above, assuming all of our common stock in the aggregate amount of $75,000,000 is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $(3.21) per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $16.00 per share, after deducting estimated offering expenses and commissions payable by us. This information is supplied for illustrative purposes only.

Unless we indicate otherwise, all information in this prospectus supplement is based on 30,603,340 shares of common stock outstanding as of February 2, 2020.

To the extent that other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into a Sales Agreement with Jefferies under which we may offer and sell up to $75,000,000 of our shares of common stock from time to time through Jefferies acting as sales agent. Sales of our shares of common stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell shares of common stock under the Sales Agreement, we will notify Jefferies of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Jefferies, unless Jefferies declines to accept the terms of such notice, Jefferies has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Jefferies under the Sales Agreement to sell our shares of common stock are subject to a number of conditions that we must meet.

The settlement of sales of shares is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Jefferies may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Jefferies a commission equal to 3.0% of the aggregate gross proceeds we receive from each sale of our shares of common stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Jefferies for the fees and disbursements of its counsel, payable upon execution of the Sales Agreement, in an amount not to exceed $50,000, in addition to certain ongoing disbursements of its legal counsel. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Jefferies under the terms of the Sales Agreement, will be approximately $300,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Jefferies will provide written confirmation to us before the open on Nasdaq on the day following each day on which shares of common stock are sold under the Sales Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of the common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Jefferies against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of our shares of common stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the Sales Agreement and (ii) the termination of the Sales Agreement as permitted therein. We and Jefferies may each terminate the Sales Agreement at any time upon ten days’ prior notice.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 14, 2020 and is incorporated by reference in this prospectus supplement.

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may, at any time, hold long or short positions in such securities.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Jefferies, and Jefferies may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Jefferies is being represented in connection with this offering by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Dave & Buster’s Entertainment, Inc. as of February 2, 2020 and February 3, 2019, and for each of the years ending February 2, 2020, February 3, 2019, and February 4, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of February 2, 2020 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the February 2, 2020 consolidated financial statements contains an explanatory paragraph that states that the Company has closed all of its stores as a result of the COVID-19 pandemic, which has caused a material adverse effect on the Company’s revenues, results of operations, and cash flows, including the Company’s ability to meet its obligations when due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. The audit report covering the February 2, 2020 consolidated financial statements also refers to a change in the method of accounting for leasing transactions as of February 4, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. We also maintain a website at http://ir.daveandbusters.com/sec-filings, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Except for the documents incorporated by reference as described under “Incorporation by Reference,” the information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You should only rely on the information contained in this prospectus and incorporated by reference in it. You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Dave & Buster’s Entertainment, Inc.

Attn.: Corporate Secretary

2481 Mañana Drive

Dallas, Texas 75220

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus supplement and the termination of the offering of the securities covered by this prospectus supplement, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form8-K (and exhibits filed on such form that are related to such items):

•	our Annual Report on Form 10-K for the year ended February 2, 2020, filed with the SEC on April 3, 2020;

•	our Current Reports on Form 8-K filed with the SEC on March 19, 2020, April 2, 2020 and April 14, 2020; and

•

the description of our common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on September 24, 2012, and any amendment or report filed for the purpose of updating that description.

You should rely only on the information contained in this document or that information to which this prospectus supplement has referred you. We have not authorized anyone to provide you with any additional information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the common stock in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in this prospectus supplement or a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Except as provided above, no other information, including information on our website is incorporated by reference into this prospectus supplement.

PROSPECTUS

Dave & Buster’s Entertainment, Inc.

Common Stock

We, Dave & Buster’s Entertainment, Inc., may from time to time offer and sell shares of our common stock in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering.

This prospectus provides a general description of the shares of our common stock we may offer. Each time we offer shares of our common stock, we will provide a prospectus supplement containing more information about the particular offering, together with this prospectus. The prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest in any shares of our common stock.

This prospectus may not be used to offer or sell shares of our common stock unless accompanied by a prospectus supplement relating to the offered securities.

Shares of common stock may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or dealers or through a combination of these methods on a continuous or delayed basis. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “PLAY”. On April 13, 2020, the closing price of shares of our common stock on The Nasdaq Global Select Market was $13.79 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE SECTION ENTITLED “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AND THE RISK FACTORS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AS DESCRIBED IN THAT SECTION BEFORE INVESTING IN OUR COMMON STOCK.

You should read this prospectus carefully before you invest.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 14, 2020.

i

ABOUT THIS PROSPECTUS

To understand the terms of the common stock offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Dave & Buster’s Entertainment, Inc. and its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, shares of our common stock. This prospectus provides you with a general description of the securities we may offer. Each time we offer shares of our common stock, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read both this prospectus, including the section titled “Risk Factors,” and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references to “we,” “our”, “us” or the “Company” in this prospectus refer to Dave  & Buster’s Entertainment, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and in other public disclosures, both written and oral, include “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, or the Forward-Looking Statements Safe Harbor, as codified in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts are statements that could be deemed forward-looking. We have tried, whenever possible, to identify these statements by using words such as “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “may,” “will,” “should,” “could,” “aims,” “intends” or “projects,” and similar expressions, whether in the negative or the affirmative.

These forward-looking statements reflect management’s beliefs and assumptions, are all based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risk and uncertainties discussed in this prospectus in our Annual Report on Form 10-K for the fiscal year ended February 2, 2020, or our 2019 Annual Report, and in any other documents incorporated by reference herein or therein. In addition, these forward-looking statements involve risks and uncertainties and, consequently, could be affected by:

•	the uncertain and unprecedented impact of the coronavirus and the disease it causes (COVID-19) on our business and operations and the related impact on our liquidity needs;

•	our ability to continue as a going concern;

•

our ability to obtain additional waivers or amendments, and thereafter continue to satisfy covenant requirements (even as they may be amended), under our credit facility and derivative contract payables;

•	our ability to access other funding sources;

•	the duration of government-mandated and voluntary shutdowns;

•	the speed with which our stores safely can be reopened and the level of customer demand following reopening;

•	the economic impact of COVID-19 and related disruptions on the communities we serve;

•	our overall level of indebtedness;

•	general business and economic conditions, including as a result of COVID-19;

•	the impact of competition;

•	the seasonality of our business;

•	adverse weather conditions;

•	future commodity prices;

•	guest and employee complaints and litigation;

•	fuel and utility costs;

•	labor costs and availability;

•	changes in consumer and corporate spending, including as a result of COVID-19;

•	changes in demographic trends;

•	changes in governmental regulations;

•	unfavorable publicity;

•	our ability to open new stores; and

•	acts of God.

We are including this cautionary note to make applicable, and take advantage of, the safe harbor provisions of the Forward-Looking Statements Safe Harbor.

We historically have operated in a continually changing business environment. The country and both the global economy generally and, for our purposes, the U.S. economy face profound dislocations and unprecedented uncertainty as a result of COVID-19. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements.

We believe that the expectations reflected in the forward-looking statements contained in this prospectus or in any prospectus supplement, or incorporated herein or therein by reference, are based upon reasonable assumptions at the time made. However, given the risks and uncertainties, you should not rely on any forward-looking statements as a prediction of actual results, developments or other outcomes. You should read these forward-looking statements with the understanding that we may be unable to achieve projected results, developments or other outcomes and that actual results, developments or other outcomes may be materially different from what we expect. You are cautioned not to place undue reliance on these forward-looking statements.

We intend these forward-looking statements to speak only as of the time they are made. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we do not undertake, and expressly disclaim any obligation, to disseminate, after the date hereof, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

THE COMPANY

We are a leading owner and operator of high-volume entertainment and dining venues (“stores”) that operate under the name “Dave & Buster’s.” We offer our customers the opportunity to “Eat Drink Play and Watch” all in one location. We provide our guests the most social, shareable fun, with high-quality food and beverages as well as interactive entertainment options for adults and families to enjoy together. We opened the first Dave & Buster’s store in Dallas, Texas in 1982, and we own and operate 137 stores located in 39 states, Puerto Rico and one Canadian province. Our common stock is admitted to trading on The Nasdaq Global Select Market and trades under the ticker symbol “PLAY.” Our principal executive offices are located at 2481 Mañana Drive, Dallas, Texas 75220. The telephone number of our principal executive offices is (214) 357-9588.

For a further description of our Company and its business, reference is made to “Item 1. Business” of our 2019 Annual Report, which is incorporated by reference into this prospectus.

RISK FACTORS

An investment in the shares of our common stock offered by this prospectus involves a number of risks. You should carefully consider before making an investment decision:

•	the specific risks described below;

•

the risk factors described in our 2019 Annual Report, including without limitation the risk factors entitled “COVID-19 has had an adverse effect that is material on our business and may continue to do so,” “As a result of the impact of the COVID-19 pandemic, our financial statements contain a statement regarding a substantial doubt about the Company’s ability to continue as a going concern” and “Changes in consumer preferences and buying patterns could negatively affect our results of operations”;

•	the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement; and

•	any risk factors set forth in our other filings with the SEC made pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, which are incorporated by reference herein.

Each of the risks described below and in the other documents noted above could materially and adversely affect our business, operations, financial condition, results of operations, cash flow and liquidity, and could result in a partial or complete loss of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us, or that we currently believe to be immaterial, may also adversely affect our business, operations, financial condition, results of operations, cash flow and liquidity.

Risk Factors Related to Our Common Stock

The market price of our common stock is subject to volatility.

The market price of our common stock generally may be significantly affected by a number of factors, including, but not limited to, actual or anticipated variations in our operating results or those of our competitors as compared to analyst expectations, changes in financial estimates by research analysts with respect to us or others in the restaurant and other entertainment industries, and announcement of significant transactions by us or others in the restaurant and other entertainment industries. In addition, the equity markets have experienced price and volume fluctuations that affect the stock price of companies in ways that have been unrelated to an individual company’s operating performance.

The COVID-19 global pandemic and the significant uncertainties it has caused for the U.S. economy, business activity and business confidence has had, and is likely to continue to have, a significant effect on the market price of securities generally. Since the outbreak of COVID-19, the price of our common stock has dropped significantly. In addition to the general factors contributing to stock price volatility, and the effects of COVID-19 on our business, operations, results of operations, financial condition, cash flows and liquidity (the “COVID-19 Effects”), including in particular the closure of our stores and the resulting impact of the closures on our revenues, profitability and ability to meet debt covenants, could continue to have a significant effect on the market price of our common stock.

Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a change of control of our Company or changes in our management and, therefore, may depress the trading price of our stock.

Our certificate of incorporation and bylaws include certain provisions that could have the effect of discouraging, delaying or preventing a change of control of our Company or changes in our management, including, among other things:

•	restrictions on the ability of our stockholders to fill a vacancy on the Board of Directors;

•

our ability to issue preferred stock with terms that the Board of Directors may determine, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the inability of our stockholders to call a special meeting of stockholders;

•	the ability of special meetings of our stockholders to be called only upon the request of a majority of our Board of Directors or our Chief Executive Officer;

•	the absence of cumulative voting in the election of directors, which may limit the ability of minority stockholders to elect directors; and

•

advance notice requirements for stockholder proposals and nominations, which may discourage or deter a potential acquirer from soliciting proxies to elect a particular slate of directors or otherwise attempting to obtain control of us.

These provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a transaction involving a change of control of our Company that is in the best interest of our stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

Effective March 18, 2020, our Board of Directors adopted a 364-day duration Shareholder Rights Plan, or the Rights Plan, and declared a dividend of one preferred share purchase right for each outstanding share of common stock to stockholders of record on March 30, 2020 to purchase from the Company one one-ten thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company for an exercise price of $45.00, once the rights become exercisable, subject to adjustment as provided in the related rights agreement. The Rights Plan is intended to promote the fair and equal treatment of all of our stockholders and ensure that no person or group can gain control of the Company through open market accumulation or other tactics potentially disadvantaging the interest of all stockholders.

Unsolicited takeover proposals, governance change proposals, proxy contests and certain proposals/actions by activist investors may create additional risks and uncertainties with respect to our financial position, operations, strategies and management, and may adversely affect our ability to attract and retain key employees. Any perceived uncertainties may affect the market price and volatility of our securities.

Public companies in the restaurant industry have been the target of unsolicited takeover proposals in the past and, notwithstanding the adoption of the Rights Plan, the impact of the COVID-19 Effects on the price of our common stock could heighten our exposure to such proposals. In the event that a third party, such as a competitor, private equity firm or activist investor makes an unsolicited takeover proposal, or proposes to change our governance policies or Board of Directors, or makes other proposals concerning our ownership structure or operations, our review and consideration of such proposals may be a significant distraction for our management and employees, and may require us to expend significant time and resources. Such proposals may create uncertainty for our employees, additional risks and uncertainties with respect to our financial position, operations, strategies and management, and may adversely affect our ability to attract and retain key employees. Any perceived uncertainties as to our future direction also may affect the market price and volatility of our common stock.

Future sales of shares of our common stock could depress our share price.

Sales of a substantial number of shares of our common stock, or the perception that a large number of such shares will be sold, could depress the market price of our common stock.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplements, we intend to use the net proceeds from the sale of shares of our common stock to strengthen our balance sheet, principally as necessitated by the COVID-19 Effects, which could include use for general corporate purposes. We retain broad discretion over the use of such proceeds.

DESCRIPTION OF THE CAPITAL STOCK

General

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. This summary is qualified in its entirety by reference to the actual terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Classes of Stock

The total number of shares of all classes of capital stock that we are authorized to issue is 450,000,000 shares, which is divided into two classes of stock designated “common stock” and “preferred stock.” The total number of shares of common stock that we are authorized to issue is 400,000,000 shares, par value $0.01 per share. The total number of shares of preferred stock that we are authorized to issue is 50,000,000 shares, par value $0.01 per share.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of either the common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, or DGCL, and no vote of the holders of either the common stock or preferred stock voting separately as a class shall be required therefor.

Common Stock

The holders of shares of our common stock are entitled to the following rights:

Voting Rights

Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of outstanding shares of common stock shall have the exclusive right to vote for the election of directors and for all other purposes. Notwithstanding any other provision to the contrary included in our restated certificate of incorporation, the holders of shares of our common stock shall not be entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the restated certificate of incorporation or the DGCL.

On each matter on which they are entitled to vote, the holders of the outstanding shares of common stock are entitled to one vote for each share of common stock held by such stockholder.

Dividend Rights

Subject to the rights of the holders of preferred stock, holders of shares of our common stock are entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor.

Liquidation Rights

Subject to the rights of the holders of preferred stock, holders of shares of common stock shall be entitled to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Company shall not be deemed to be occasioned by or to include any consolidation or merger of the Company with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

Shareholder Rights Plan

Effective March 18, 2020, our Board of Directors adopted the Rights Plan, and declared a dividend of one preferred share purchase right for each outstanding share of common stock to stockholders of record on March 30, 2020 to purchase from the Company one one-ten thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company for an exercise price of $45.00, once the rights become exercisable, subject to adjustment as provided in the related rights agreement. For further information, reference should be made to the Rights Plan, which was filed as an exhibit to the Company’s Current Report on Form 8-K on March 19, 2020.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of preferred stock, of one or more series of preferred stock by filing a certificate pursuant to the DGCL, or the Preferred Stock Designation, setting forth such resolution or resolutions and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, the determination of the following:

•	the designation of the series, which may be by distinguishing name, number, letter or title;

•

the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

•

the rights in respect of any dividends (or methods of determining the dividends), if any, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid, the amounts or rates at which dividends, if any, will be payable on, and the preferences, if any, of shares of such series in respect of dividends, whether such dividends, if any, shall be cumulative or noncumulative and the date or dates upon which such dividends shall be payable;

•

the redemption rights and price or prices, if any, for shares of the series, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Company or another corporation or entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Company or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

•

the amounts payable out of the assets of the Company on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

•

whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•	any restrictions on the issuance of shares of the same series or any other class or series;

•	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

•

any other powers, preferences and relative, participating, optional or other special rights of each series of preferred stock, and any qualifications, limitations or restrictions thereof, all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such series of preferred stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to any other series of preferred stock to the extent permitted by law.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Charter Documents

We are subject to the provisions of Section 203 of the DGCL. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or

•

at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the Company and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company involving the interested stockholders;

•	any transaction that results in the issuance or transfer by the Company of any stock of the Company to the interested stockholder, subject to limited exceptions;

•	any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Our amended and restated certificate of incorporation and bylaws also include a number of provisions that may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to our stockholders. These provisions include establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to the Board of Directors.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery in the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company;

•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or the Company’s stockholders,

•	any action asserting a claim arising pursuant to any provision of the DGCL, or

•	any action asserting a claim governed by the internal affairs doctrine.

It is possible that a court could rule that this provision is not applicable or is unenforceable. We may consent in writing to alternative forums. Stockholders will be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware and having service of process made on such stockholder’s counsel as agent for such stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Securities Exchange

Our common stock is listed on The Nasdaq Global Select Market under the symbol “PLAY.”

PLAN OF DISTRIBUTION

We may sell shares of our common stock offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	in “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act, into an existing trading market, or a securities exchange or otherwise;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

A distribution of shares of our common stock offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options. In addition, the manner in which we may sell some or all of the shares of our common stock covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

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enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of shares of our common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of our common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

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enter into option or other types of transactions that require us to deliver to a broker-dealer or an affiliate thereof, who will then resell or transfer shares of our common stock under this prospectus; or

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loan or pledge shares of our common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell shares of our common stock not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell shares of our common stock covered by and pursuant to this prospectus and an applicable prospectus supplement or other offering materials, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge shares of our common stock covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or other offering materials, as the case may be.

We may sell shares of our common stock in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods.

The prospectus supplement will include the specific plan of distribution, which will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the shares of our common stock;

•	the net proceeds from the sale of the shares of our common stock;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	the terms of any arrangement entered into with any dealer or agent.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of shares of our common stock, the underwriters will acquire the shares of our common stock for their own account. The underwriters may resell the shares of our common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer shares of our common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the shares of our common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered shares of our common stock if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered shares of our common stock, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used in the sale of shares of our common stock, we will sell the shares of our common stock to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

We are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities for the particular securities being distributed for a period of up to two business days before the distribution. The restrictions may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities for the shares of our common stock.

Direct Sales and Sales Through Agents

We may sell shares of our common stock directly, and not through underwriters or agents. Shares of common stock may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered shares of our common stock, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell shares of our common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase shares of our common stock from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered shares of our common stock on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or other offering materials, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered shares of our common stock, other than our common stock that is listed on The Nasdaq Global Select Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered shares of our common stock, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities.

In connection with any offering of shares of our common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of our common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of shares of our common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of these transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Dave & Buster’s Entertainment, Inc. as of February 2, 2020 and February 3, 2019, and for each of the years ending February 2, 2020, February 3, 2019, and February 4, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of February 2, 2020 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the February 2, 2020 consolidated financial statements contains an explanatory paragraph that states that the Company has closed all of its stores as a result of the COVID-19 pandemic, which has caused a material adverse effect on the Company’s revenues, results of operations, and cash flows, including the Company’s ability to meet its obligations when due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. The audit report covering the February 2, 2020 consolidated financial statements also refers to a change in the method of accounting for leasing transactions as of February 4, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. We also maintain a website at http://ir.daveandbusters.com/sec-filings, at which you may access these materials, free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Except for the documents incorporated by reference as described under “Incorporation by Reference,” the information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You should only rely on the information contained in this prospectus and incorporated by reference in it. You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Dave & Buster’s Entertainment, Inc.

Attn.: Corporate Secretary

2481 Mañana Drive

Dallas, Texas 75220

Telephone: (214) 357-9588

INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-3 (including exhibits) under the Securities Act, with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our Company and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits filed thereto. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended February 2, 2020, filed with the SEC on April 3, 2020;

•	our Current Reports on Form 8-K filed with the SEC on March 19, 2020 and April 2, 2020, respectively;

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the description of our common stock set forth in our registration statement filed with the SEC on Form 8-A pursuant to Section 12 of the Exchange Act on September 24, 2012, and any amendment or report filed for the purpose of updating that description; and

•	all other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering.

You should rely only on the information contained in this document or that information to which this prospectus has referred you. We have not authorized anyone to provide you with any additional information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the shares of our common stock in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Except as provided above, no other information, including information on our website is incorporated by reference into this prospectus.

Up to $75,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Jefferies

April 14, 2020